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                                                                      EXHIBIT 99

                                                                    NEWS RELEASE


For Immediate Release
---------------------

Contacts:    Michael Ballinger, MBIA   Mary Bergo Vermylen, CapMAC
             (914-765-3893)            (212-891-6719)

               MBIA AND CAPMAC SIGN DEFINITIVE MERGER AGREEMENT;
           WILL CREATE PREMIER WORLDWIDE STRUCTURED FINANCE GUARANTOR


ARMONK, N.Y. and NEW YORK, N.Y. - November 14, 1997 - MBIA Inc. (NYSE: MBI) and CapMAC Holdings Inc. (NYSE: KAP) today jointly announced the signing of a definitive agreement to merge in a stock transaction presently valued at approximately $607 million.

Under the agreement, CapMAC shareholders will receive MBIA stock equal to $35 for each share of CapMAC stock. If MBIA's stock price falls below $53 per share, CapMAC shareholders will receive a fixed exchange ratio of 0.6604 shares of MBIA stock for each share of CapMAC stock, and if MBIA's stock price rises above $70 per share, CapMAC shareholders will receive a fixed exchange ratio of
0.5000 shares of MBIA stock for each CapMAC share. The fixed exchange ratio will be determined by the average closing price of MBIA's stock for 15 consecutive days, ending three days prior to the closing of the transaction.

It is anticipated that the merger will be structured as a tax-free exchange and accounted for as a "pooling of interests." The transaction, which is subject to regulatory approvals, approval by CapMAC Holdings Inc. shareholders and other customary conditions, is expected to be completed by the end of the first quarter of 1998. The transaction is expected to be accretive to MBIA's earnings per share in 1998, excluding a one-time charge associated with the merger.

David H. Elliott, chairman and chief executive officer of MBIA Inc., said, "This merger will strengthen our position as the world's leading provider of financial guarantee insurance, expand our reach into higher growth markets and enhance our earnings growth prospects. CapMAC's expertise in structured financial solutions and credit risk management, coupled with MBIA's financial and analytical strength, will broaden our ability to serve the rapidly growing structured finance marketplace worldwide."

John B. Caouette, chairman and chief executive officer of CapMAC Holdings Inc., said, "The merger with MBIA provides the broader platform that we are convinced will help us to continue to be a leader in the structured finance market. It will enable us to concentrate on continuing to deliver creative value-added solutions for our clients. I am confident that the combined operations of MBIA and CapMAC will allow us to take advantage of the enormous opportunities in the structured finance markets over the next few years. We are extremely
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gratified by the support of our shareholders over the past two years.  I believe shareholder interests are best served by this merger."

The merger combines existing strengths of MBIA and CapMAC. MBIA is the leading guarantor of municipal bonds and public asset-backed transactions, focusing primarily on mortgage-backed and consumer-related assets. CapMAC specializes in insuring securities backed by trade and corporate receivables as well as asset-backed commercial paper and offers customized financial engineering services for structured securities. CapMAC also provides access to funding for its clients through third-party owned and managed conduits and has a strong international presence.

Outstanding policies issued by CapMAC will be backed by the full financial resources of MBIA Insurance Corporation. Moody's Investors Service, Standard & Poor's Rating Services and Fitch Investors Service have each issued statements reaffirming MBIA's Triple-A claims-paying ratings.

SPECIAL NOTICE TO MEDIA, ANALYSTS AND INVESTORS

Officials from MBIA and CapMAC will jointly host an investor conference call on Friday, November 14, 1997, at 11:00 a.m. EST to discuss this announcement. The number to call is 1-800-553-3587 (domestic) or 1-303-267-1001 (international). The identification number is 253193 for the "MBIA-CapMAC Investor" conference call. The conference call will be recorded and available for replay by calling 1-800-625-5288 until November 17 at 5:00 p.m.

CapMAC Holdings Inc., through its subsidiaries, provides structured financial solutions; financial guarantee insurance of structured securities, primarily asset-backed securities; advisory and structuring services in connection with structured financings; investment management; and access to funding for its customers through third-party owned and managed securitization funding vehicles. Capital Markets Assurance Corporation (CapMAC), CapMAC Holdings' principal operating subsidiary, is a leading provider of financial guarantee insurance for structured securities, worldwide. CapMAC is rated Triple-A by Moody's Investors Service, Standard & Poor's Rating Services, Duff & Phelps Credit Rating Co. and Nippon Investors Service. CapMAC Holdings is the lead investor in Asian Securitization & Infrastructure Assurance (Pte) Ltd (ASIA Ltd), Asia's first financial guarantee company.

MBIA Inc., through its subsidiaries, is the world's preeminent financial guarantor and a leading provider of specialized financial services. MBIA provides innovative and cost-effective products and services that meet the credit enhancement, financial and investment needs of its public and private clients, domestically and internationally. MBIA Insurance Corporation has a claims-paying rating of Triple-A from Moody's Investors Service, Inc., Standard & Poor's Rating Services and Fitch Investors Service. Please visit MBIA's web site at http://www.mbia.com.